Execution Draft

SECURITIES PURCHASE AGREEMENT

by and among

PATRIOT NATIONAL BANCORP, INC.,

PATRIOT NATIONAL BANK

and

PNBK HOLDINGS LLC

Dated as of

December 16, 2009

TABLE OF CONTENTS

1.	Purchase and Sale of Securities.		1
	1.1	Authorization and Issuance of Patriot Common Stock»	1
	1.2	Closing»	1

2.	Representations and Warranties of the Companies.		2
	2.1	Representations and Warranties»	2
	2.2	Disclosure»	17

3.	Representations and Warranties of the Investor»		17

4.	Conditions to Investor’s Obligations at Closing»		19
	4.1	Representations and Warranties»	19
	4.2	Performance»	19
	4.3	Compliance Certificate»	19
	4.4	Secretary’s Certificate»	19
	4.5	Shareholder Approval; Other Consents»	19
	4.6	Proceedings and Documents»	20
	4.7	Regulatory Approvals»	20
	4.8	Appointment of Directors and Officers»	20
	4.9	Resignation of Directors and Officers»	20
	4.10	Change of Control Agreements»	21
	4.11	Management and Consulting Agreement»	21
	4.12	Financing»	21
	4.13	Opinions of Counsel to the Companies»	21
	4.14	Threatened or Pending Proceedings»	21
	4.15	Certificate of Incorporation»	21

5.	Conditions to the Obligations of the Companies at Closing»		21
	5.1	Representations and Warranties»	22
	5.2	Performance»	22
	5.3	Payment of Purchase Price»	22
	5.4	Shareholder Approval»	22
	5.5	Regulatory Approvals»	22
	5.6	Compliance Certificate»	22
	5.7	Threatened or Pending Proceedings»	22

6.	Covenants.		22
	6.1	Affirmative Covenants»	22
	6.2	Negative Covenants of the Companies»	32

7.	Termination.		35

8.	Miscellaneous.		39
	8.1	Survival»	39

	8.2	Successors and Assigns»	39
	8.3	Notices»	39
	8.4	Expenses»	39
	8.5	Entire Agreement»	40
	8.6	Amendments and Waivers»	40
	8.7	Severability»	40
	8.8	Governing Law»	40
	8.9	Counterparts»	41
	8.10	Captions; Articles and Sections»	41
	8.11	Interpretations»	41
	8.12	Enforcement of Agreement»	41
	8.13	No Third Party Beneficiaries»	41

9.	Indemnification.		41

SCHEDULE A	Investment Schedule

Execution Draft

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of December 16, 2009 by and among Patriot National Bancorp, Inc., a Connecticut corporation (“Patriot”), Patriot National Bank, a national banking association (the “Bank” and together with Patriot, the “Companies”), and PNBK Holdings LLC, a Delaware limited liability company (the “Investor”).

Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Investor will purchase up to $50.0 million of Patriot Common Stock (as defined below), which amount may be increased or decreased in the reasonable discretion of the Investor subject to Section 1.1 hereof and provided that the Bank will be, at a minimum, “Well Capitalized” (i.e., 5% Tier 1 Leverage Capital; 6% Tier 1 Risk Based Capital; and 10% Total Risk Based Capital) under applicable regulatory capital standards immediately following the Closing.  The parties hereto may, upon the mutual agreement (which agreement shall not be unreasonably withheld, delayed or conditioned), revise the structure of the transactions contemplated hereby to facilitate regulatory, tax and/or Investor requirements or preferences, provided that such revision does not result in a material adverse effect on any of the parties to this Agreement.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Purchase and Sale of Securities.

1.1           Authorization and Issuance of Patriot Common Stock».  Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing and Patriot agrees to sell and issue to the Investor at the Closing, the number of shares of Patriot common stock, $2.00 par value (which shall be reduced to $0.01 per share pursuant to Section 6.1(b) hereof) per share (“Patriot Common Stock”), set forth on Schedule A hereto for the purchase price set forth thereon.  Notwithstanding any other provision contained herein, at any time prior to the Closing, the Investor may, in its reasonable discretion, elect to increase or decrease the aggregate dollar amount of its investment in Patriot by increasing or decreasing the corresponding number of shares of Patriot Common Stock that the Investor shall purchase under the terms of this Agreement, provided that Patriot will be “Well Capitalized” under applicable regulatory standards immediately following the Closing; provided further, however, that in the event the dollar amount of the investment is increased, the Investor shall not own more than 94.9% of the issued and outstanding shares of Patriot Common Stock immediately following the consummation of the transactions contemplated by this Agreement.  The shares of Patriot Common Stock set forth on Schedule A hereto and purchased by the Investor pursuant to this Section 1.1 are referred to as the “Common Securities.”

Prior to the Closing, Patriot shall have authorized the sale and issuance to the Investor of the Common Securities.

1.2           Closing».  Subject to the satisfaction or waiver of the conditions set forth in Sections 4 and 5 hereof (other than those conditions that by their nature are to be satisfied at the consummation of the transactions contemplated hereby, but subject to the fulfillment or waiver of those conditions), the transactions contemplated by this Agreement shall be consummated on (i) a date selected by the Investor after such satisfaction or waiver which is no later than 15 business days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing (the “Closing”).  The date on which the Closing occurs shall be referred to as the “Closing Date.”  At the Closing, Patriot shall deliver to the Investor a certificate representing the Common Securities, as well as all other documents which may be required to effectuate the Closing, upon payment in immediately available funds by the Investor of the purchase price for the Common Securities as reflected on Schedule A.

2.           Representations and Warranties of the Companies.

2.1                      Representations and Warranties».  Each of the Companies, as applicable, hereby represents, warrants and covenants to the Investor on the date hereof and on the Closing Date, and the Investor is relying upon, the following:

(a)           Patriot is a “bank holding company” under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is duly registered as such with the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Patriot is duly organized and validly existing as a corporation under the laws of the State of Connecticut with full corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify or to be in good standing has not had and will not have a Material Adverse Effect.  As used in this Agreement, the term “Material Adverse Effect” shall mean (i) any material change in the capital stock, other equity interests or long term debt of Patriot or any of its Subsidiaries or any material adverse change, or any development that may cause a prospective material adverse change, in or affecting the general affairs, management, earnings, business, properties, assets, current or future consolidated financial position, business prospects, shareholders’ equity or results of operations of Patriot and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) any effect with respect to Patriot or its Subsidiaries considered as one enterprise, which would prevent, or be reasonably likely to prevent, the Companies from consummating the transaction contemplated by this Agreement, except as set forth on Schedule 2.1(a).  As used in this Agreement, “Subsidiaries” shall have the meaning provided in Securities Exchange Commission (the “SEC”) Rule 405 of the Securities Act of 1933, as amended (the “1933 Act”), and includes all direct and indirect subsidiaries of a Person.  As used herein, “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

(b)           The shares of Common Securities to be issued and sold to the Investor by Patriot hereunder have been duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms hereof will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights.  The delivery of the certificate for the shares of Common Securities being issued and sold pursuant to the terms of this Agreement will pass valid title to the shares being sold free and clear of any security interests, mortgage, pledge or negative pledge, hypothecation, lien, encumbrances, or adverse equities or claims (“Liens”) or defect in title, to the Investor, which is purchasing such shares of Common Securities in good faith and without notice of any Lien or defect in title.  The certificate for the shares of Common Securities being sold hereby will be in valid and sufficient form.  No holder of securities or obligations of either of the Companies has rights to the registration of any securities of either of the Companies as a result of or in connection with the consummation of the transactions contemplated hereby.

(c)           The authorized capital stock of Patriot consists solely of 60,000,000 shares of Patriot Common Stock, of which 4,774,432 shares are issued and 4,762,727 are outstanding as of the date hereof, and 1,000,000 shares of preferred stock, none of which are issued and outstanding as of the date hereof.  The outstanding shares of Patriot Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Patriot Common Stock have been issued in violation of the preemptive rights of any Person.  Schedule 2.1(c) discloses for each grant or award under Patriot’s equity-based plans, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the number of shares of Patriot Common Stock subject to each grant or award, the number of shares of Patriot Common Stock subject to grant or award that are currently exercisable and the exercise price per share.  Except as set forth in Schedule 2.1(c), there are no shares of Patriot Common Stock reserved for issuance, Patriot is not a party to or bound by any issued or outstanding options, warrants or similar rights to subscribe for, or contractual obligations to issue, sell, transfer or acquire any of its capital stock or any securities convertible into or exchangeable for any of such capital stock and Patriot does not have any commitment to authorize, issue or sell any Patriot capital stock or rights to acquire such Patriot capital stock.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Patriot may vote are outstanding.

(d)           All the outstanding shares of capital stock of the Bank have been, and as of the Closing Date, will be, duly authorized and validly issued, fully paid and nonassessable and are free of any preemptive or similar rights.

(e)           All of the issued and outstanding shares of capital stock or other ownership interests of the Bank are owned by Patriot, directly or indirectly, free and clear of any Liens.  Neither of the Companies is a party to or bound by any outstanding options, warrants or similar rights to subscribe for, or contractual obligations to issue, sell, transfer or acquire, any of the Bank’s capital stock or any securities convertible into or exchangeable for any of the Bank’s capital stock.  Except as set forth on Schedule 2.1(e) and other than standby letters of credit issued by the Bank in the ordinary course of business, neither of the Companies have guaranteed, directly or indirectly, any indebtedness or obligations of any other Person, including any indebtedness of either of the Companies.

(f)          (i)           (A)  Schedule 2.1(f)(i) sets forth a list of all of Patriot's Subsidiaries together with the jurisdiction of organization of each such Subsidiary and the officers and directors of each Subsidiary, (B) except as set forth in Schedule 2.1(f)(i), Patriot owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Patriot's Subsidiaries are or may become required to be issued as the result of any contract, agreement, plan or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of Patriot's Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities, (E) there are no contracts, commitments, understandings, or arrangements relating to Patriot's rights to vote or to dispose of such securities and (F) all the equity securities of Patriot's Subsidiaries held by Patriot or one of its Subsidiaries are fully paid and nonassessable and are owned by Patriot or its Subsidiaries free and clear of any Liens.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of any of the Patriot Subsidiaries may vote are outstanding.

(ii)           Except as set forth in Schedule 2.1(f)(ii) and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in its Subsidiaries and stock in the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston, neither Patriot nor the Bank owns beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)           Each of Patriot's Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or to be in good standing would not have nor reasonably be expected to have a Material Adverse Effect.

(g)           Except as disclosed in Schedule 2.1(g), neither of the Companies is (i) in violation of (A) its certificate of incorporation, articles of association, bylaws, or other organizational documents, (B) any law, statute, ordinance, rules and regulations of, agreements with, and commitments to, orders, rulings, directives and decrees (collectively, “Laws”) of, any governmental, regulatory, administrative, or self-regulatory authority, securities exchange or market, arbitral body or court (each a “Governmental Authority”), applicable to either of the Companies, the violation of which has had or would reasonably be expected to have a Material Adverse Effect; or (ii) in default in any material respect in the performance of any obligation, agreement or condition contained in (A) any bond, debenture, note or any other evidence of indebtedness or (B) any contract (each of (A) and (B), an “Existing Instrument”) to which either of the Companies is a party or by which any of their properties may be subject or bound, which default has had or would reasonably be expected to have a Material Adverse Effect on either of the Companies; and to the knowledge of either of the Companies, there does not exist any state of facts that constitutes a default or an event of default on the part of any other party thereto, or that, with notice or lapse of time or both, would constitute a default or event of default.

(h)           The execution and delivery of this Agreement and the performance by each of the Companies of its obligations under this Agreement has been duly and validly authorized by each of the Companies, and this Agreement has been duly executed and delivered by each of them.  This Agreement constitutes a valid and legally binding agreement of each of the Companies, enforceable against them in accordance with its terms, except to the extent enforceability may be limited by (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar Laws affecting creditors’ rights generally and

(ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought (the “Bankruptcy and Equity Exception”), and to limitations on the rights to indemnity and contribution hereunder that exist by virtue of public policy under federal and state securities and banking laws.

(i)           Except for (x) filings of applications or notices with, and approvals or waivers by, the Federal Reserve and (y) filings with the SEC and The Nasdaq Stock Market (“Nasdaq”) in connection with obtaining Shareholder Approval (as defined below) and except as disclosed in Schedule 2.1(i), none of the issuance and sale of the Common Securities by Patriot contemplated hereby, the execution, delivery or performance of this Agreement by, nor the consummation by each of the Companies of the transactions contemplated hereby (i) requires any consent, approval, authorization or other order of or registration or filing with, any Governmental Authority or any third party, (ii) conflicts with or will conflict with or constitutes or will constitute a breach of, or a default under, the certificate of incorporation, bylaws or other organizational documents of the Companies or any Subsidiary, (iii) violates any Law applicable to either of the Companies or any Subsidiary or any of their properties or the properties of any Subsidiary or (iv) results in a breach of, default, event of default, or Debt Repayment Triggering Event (as defined below) under, or results in the creation or imposition of any Lien upon any property or assets of the Companies or any Subsidiary pursuant to, or requires the consent of any other party to, any Existing Instrument, except, in the cases of clauses (i), (iii) and (iv) above, for such conflicts, breaches, defaults or Liens, that will not, individually or in the aggregate, result in a Material Adverse Effect.  As of the date hereof, the Companies are not aware of any reason why the approvals set forth above and referred to in Sections 4.5 and 4.7 will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 4.7.  As used herein, “Shareholder Approval” means (A) approval of the shareholders of Patriot necessary to approve this Agreement and the issuance of the Common Securities contemplated hereby for purposes of Nasdaq Rule 5635 or any successor rule thereto, and (B) approval of the shareholders of Patriot necessary to approve an amendment to Patriot's certificate of incorporation reducing the par value per share of Patriot Common Stock from $2.00 per share to $0.01 per share.  As used herein, a “Debt Repayment Triggering Event” shall mean any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, lease or other evidence of indebtedness or obligation, whether secured or unsecured (or any indenture trustee or other Person acting on such holder’s behalf) the right to accelerate any payment or maturity of such indebtedness or obligation, to require the Companies or any Subsidiary to repurchase, redeem or repay of all or a portion of such indebtedness or obligation, or to increase the interest rates or charges or fees on any such indebtedness or obligation.

(j)           The Bank is a national banking association organized, existing and in good standing under the laws of the United States of America supervised and regulated by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC” and, together with the OCC, the “Regulatory Authorities”).  The Bank, after giving effect to the transactions contemplated by this Agreement, will be “Well Capitalized” for all purposes of its Regulatory Authorities.

(k)           (1) Patriot’s Annual Report on Form 10-K for the year ended December 31, 2008 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006 under the 1933 Act or under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in the form filed or to be filed with the SEC (collectively, the “SEC Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in any such SEC Documents (including the related notes and schedules thereto) presents fairly, or will present fairly, the consolidated financial position of Patriot and its Subsidiaries as of its date, and each of the consolidated balance sheets, statements of operations, statements of shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated statements of operations, consolidated statements of shareholders’ equity and cash flows of Patriot and its Subsidiaries for the periods to which they relate, in each case in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied during the periods involved, except in each case, as may be noted therein.  Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The books and records of Patriot and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)           Patriot has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2006.  None of Patriot’s Subsidiaries is required to file periodic reports with the SEC pursuant to the 1934 Act.  Patriot has made available to the Investor true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Patriot and any of its Subsidiaries, on the other hand, occurring since December 31, 2006.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to Patriot’s SEC Documents.  To the knowledge of the Companies, none of the Patriot’s SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(iii)           Since June 30, 2009, (A) the Companies and their Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither the Companies nor any of their Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 6.2 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events has had or is reasonably likely to have a Material Adverse Effect.

(iv)           Except as disclosed in Schedule 2.1(k)(iv), no agreement pursuant to which any Loans (as hereinafter defined) or other assets have been or shall be sold by the Companies or their Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by the Companies or their Subsidiaries, to cause the Companies or their Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against the Companies or their Subsidiaries.

(v)           The records, systems, controls, data and information of the Companies or their Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Companies or their Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 2.1(k)(v).  Patriot (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the 1934 Act) to ensure that material information relating to Patriot, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Patriot by others within those entities and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Patriot’s outside auditors and the audit committee of the Patriot Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the 1934 Act) which are reasonably likely to adversely affect Patriot’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Patriot’s internal controls over financial reporting.  No disclosures were required to be made by this process.  The Chief Executive Officer and the Chief Financial Officer of Patriot have signed, and Patriot has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Patriot nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form  or manner of filing or submission of such certifications.

(vi)           Since the enactment of the Sarbanes-Oxley Act, (i) neither the Companies nor any of their Subsidiaries nor, to the knowledge of the Companies, any director, officer, employee, auditor, accountant or representative of the Companies or any of their Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Companies or their Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Companies or any of their Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Companies or their Subsidiaries, whether or not employed by the Companies or their Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Companies or any of their Subsidiaries or their respective officers, directors, employees or agents to the Companies’ Boards of Directors or any committee thereof or, to the knowledge of the Companies, to any director or officer of the Companies.

(l)           (i)            The allowance for loan losses reflected in Patriot’s audited consolidated balance sheet at December 31, 2008 was, and the allowance for loan losses shown on the consolidated balance sheets in Patriot’s SEC Documents for periods ending after December 31, 2008 was, adequate, as of the date thereof, under GAAP.  The Companies’

allowance for loan losses is, and shall be as of the Closing Date, in compliance with the its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards.  The Companies have complied with all orders, written comments and directives provided to it by any Governmental Authorities relating to its allowance for loan losses since December 31, 2006.

(ii)           Schedule 2.1(l)(ii) sets forth a listing, as of September 30, 2009, by account, of:  (A) all Loans (including loan participations) of the Companies or any of their Subsidiaries that have been accelerated during the past twelve months; (B) all Loan commitments or lines of credit of the Companies or any of their Subsidiaries which have been terminated by the Companies or any of their Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified the Companies or any of their Subsidiaries during the past twelve months of, or has asserted against the Companies or any of their Subsidiaries, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of the Companies, each borrower, customer or other party which has given the Companies or any of their Subsidiaries any oral notification of, or orally asserted to or against the Companies or any of their Subsidiaries, any such claim; (D) all Loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, and (E) all assets classified by the Companies or any of their Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Schedule 2.1(l)(ii) may exclude any individual Loan with a principal outstanding balance of less than $100,000.

(iii)           Schedule 2.1(l)(iii) sets forth as of the date hereof (A) all outstanding Loans, Loan commitments, letters of credit (including stand-by-letters of credit) and other extensions of credit made by the Companies or their Subsidiaries to or on behalf of any affiliate or associate (as such terms are defined in Rule 12b-2 of the 1934 Act) of the Companies or their Subsidiaries and (B) the outstanding principal amount of such Loans or commitments, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan or commitment during the two years immediately preceding the date hereof.

(iv)           All Loans receivable (including discounts) and accrued interest entered on the books of the Companies and their Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of the Companies’ or their Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such Loans (including discounts) are true and genuine and are what they purport to be.  To the knowledge of the Companies, the Loans, discounts and the accrued interest reflected on the books of the Companies and their Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by a Bankruptcy and Equity Exception.  All such Loans are owned by the Companies or their Subsidiaries free and clear of any Liens.

(v)           The notes and other evidences of indebtedness evidencing the Loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(m)           Except as disclosed in Schedule 2.1(m), there are no claims, actions, suits, proceedings, inquiries (formal or informal), or investigations (individually and collectively, “Proceedings”) before or brought by any court or Governmental Authority pending or, to the knowledge of the Companies, threatened, against the Companies or any Subsidiary or to which the Companies or any Subsidiary or any of their properties are subject, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor to the knowledge of the Companies is there any basis for any such Proceeding, in each case, other than those previously disclosed to the Investor or those that could reasonably be expected to arise therefrom.

(n)           The Companies have provided to the Investor true, correct and complete copies of each of the following to which the Companies or any of their Subsidiaries is a party or subject (each, a “Material Contract”): (i) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement; (ii) any contract or agreement which limits the freedom of the Companies or any of their Subsidiaries to compete in any line of business; (iii) any contract or agreement which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Companies or their Subsidiaries; (iv) any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Companies or any of their Subsidiaries; (v) any contract or agreement which is a consulting agreement or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees; (vi) contracts for the purchase of goods or services by, or for the furnishing of goods or services to, any of the Companies that provide for, or could reasonably be expected to provide for, payments by any of the Company in excess of $50,000 during the term of any such contract; and (vii) any other contracts not listed in subparagraphs (i) through (vi) above, whether or not in the ordinary course of business consistent with past practice, made or entered into since January 1, 2007 that could reasonably be deemed to be material.  None of the Companies is party to any indemnification agreement or similar arrangement.  None of the Companies is a party to, nor is there outstanding, any agreement, contract or arrangement that restricts or may restrict the right or ability of any of the Companies to issue or redeem any of its own securities.

(o)           Each Material Contract has been duly authorized, executed and delivered, constitute valid and binding agreements of the Companies or any Subsidiary, are enforceable against the Companies or any Subsidiary in accordance with the terms thereof, except as enforceability thereof may be limited by the Bankruptcy and Equity Exception, and the Companies and any such Subsidiary are in compliance in all material respects with the terms of each such Material Contract.  Neither the Companies nor any Subsidiary has received notice or been made aware that any other party to such a contract is in breach of or default under any such Material Contract.

(p)           Except as disclosed in Schedule 2.1(o), all of the Bank’s call reports (“Call Reports”) submitted to the Regulatory Authorities conform in all material respects to the Federal Financial Institutions Examination Council’s requirements for Call Reports and all such Call Reports conform to the requirements of Section 37 of the Federal Deposit Insurance Act (“FDIA”) and applicable regulations thereunder.

(q)           Except as disclosed in Patriot’s SEC Documents, since December 31, 2006 (i) neither the Companies nor any Subsidiary has incurred any material liabilities or obligations (whether absolute, contingent or accrued or otherwise and whether due or to become due) other than liabilities incurred after September 30, 2009 in the ordinary course of business consistent with past practice and, to the Companies’ knowledge, there is no existing condition, event or circumstance which could result in any such material liability in the future, (ii) neither the Companies nor any Subsidiary has entered into any transaction that is not in the ordinary course of business consistent with past practice, (iii) neither the Companies nor any Subsidiary has sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, whether or not covered by insurance, (iv) neither the Companies nor any Subsidiary has paid or declared any dividends or other distributions with respect to its capital stock or repurchased any of its capital stock and no event has occurred that with notice, the passage of time or both would be a default or an event of default under the terms of any class or series of capital stock, and (v) there has not been any change in the authorized or outstanding capital stock of the Companies or any Subsidiary or any material change in the indebtedness, leases or obligations of the Companies or any Subsidiary (other than in the ordinary course of business).

(r)           All offers and sales of any of the capital stock of the Companies and any Subsidiary and other debt or other securities prior to the date hereof were made in compliance with, or were the subject of an available exemption from, the 1933 Act and all other applicable state and federal laws or regulations, or any Proceedings under the 1933 Act or any state or federal laws or regulations in respect of any such offers or sales are effectively barred by effective waivers or statutes of limitation.

(s)           The Companies have each filed all tax returns required to be filed and all such tax returns are true, complete and accurate in all material respects and were prepared in compliance with all applicable Laws.  The Companies have duly and on a timely basis paid or remitted all Taxes (whether or not shown on any such tax return filed by either of the Companies) required to be paid or remitted by them on or before the date hereof, including all Taxes assessed or reassessed by any tax authority, all Taxes held in trust or deemed to be held in trust for a tax authority and all installments on account of Taxes for the current year, except for Taxes being contested by the Companies in good faith.  The Companies have each withheld and paid all Taxes required to have been withheld and paid over.  Neither of the Companies is in default in the payment of any Taxes that were otherwise payable pursuant to said tax returns or any assessments with respect thereto. There are no Liens for Taxes on any of the assets of either of the Companies (other than statutory Liens arising for taxes not yet due).  No claim has been made against either of the Companies for any unpaid Taxes, no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any tax return filed by or with respect to either of the Companies and no audits, examinations, investigations, or other administrative proceedings or court proceedings are presently pending with regard to any Taxes owed by, or tax returns filed by or with respect to either of the Companies.  Neither of the Companies has made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any tax authority or otherwise.  Neither of the Companies has any liability for Taxes of another Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law) and neither of the Companies has ever had any direct or indirect equity interest in any entity other than Patriot’s ownership of Bank.  Neither of the Companies will be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date.  No claim has ever been received by the Companies from a tax authority in a jurisdiction where the Companies or any of their Subsidiaries does not file tax returns that the Companies or any of their Subsidiaries is or may be subject to taxation by that jurisdiction.  The unpaid Taxes of the Companies did not, as of September 30, 2009, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Companies’ consolidated balance sheets.  On the Closing Date, all stock transfer and other Taxes that are required to be paid in connection with the sale of the Common Securities to be sold hereby to the Investor will have been fully paid by Patriot and all Laws imposing such Taxes will have been complied with by Patriot and the Bank.  For purposes of this Agreement, “Tax” or “Taxes” means (i) any federal, state, local or foreign income, profits, withholding, real or personal property, production, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under section 59A of the Code), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority; and  (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing or indemnity arrangement.

(t)           All transactions and contracts by and among the Companies and their respective directors, officers and affiliates comply in all material respects with Federal Reserve Act, Sections 23A and 23B thereof and Federal Reserve Regulation W and all other applicable Laws, orders and Permits (as defined below).

(u)           Patriot is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an investment company within the meaning of the Investment Company Act of 1940, as amended (the “ICA”).  Patriot is not required, and upon the issuance and sale of the Common Securities and the application of the net proceeds of such offering and sale as provided herein will not be required, to register as an “investment company” nor will Patriot be an entity “controlled” by an “investment company” as such terms are defined in the ICA and SEC regulations.

(v)           None of the issuance, sale or delivery of the Common Securities contemplated hereby nor the application of any of the proceeds thereof by either of the Companies will be used to acquire or hold any margin securities or will violate Federal Reserve Regulations T, U, or X.

(w)           Each of the Companies and their Subsidiaries have good and valid title to all property (real, personal and mixed) owned by it, free and clear of all Liens, except those Liens that are not materially burdensome and have not had and will not result in a Material Adverse Effect. All property (real, personal and mixed) held under leases by each of the Companies and their Subsidiaries is held under valid, subsisting and enforceable leases with only such exceptions as in the aggregate are not materially burdensome and have not and will not result in a Material Adverse Effect.

(x)           Each of the Companies and their Subsidiaries has all permits, licenses, franchises, orders, approvals, consents and authorizations of Governmental Authorities (each, a “Permit”) as are necessary to own its properties and to conduct its business except where the failure to have obtained any such Permit has not had and will not have a Material Adverse Effect.  Each of the Companies and their Subsidiaries has operated and is operating its business in material compliance with and not in material violation of its obligations with respect to each such Permit and no event has occurred that allows, or after notice or lapse of time would allow, the suspension, revocation or termination of any such Permit or result in any other material impairment of the rights of any such Permit and such Permits contain no restrictions that have been or will be materially burdensome to either of the Companies or their Subsidiaries.

(y)           Except as set forth on Schedule 2.1(y), each of the Companies and their Subsidiaries has conducted its business in compliance in all material respects with all Laws applicable to it, including, without limitation, (i) all regulations and outstanding orders of, or agreements with, the Federal Reserve, the OCC and the FDIC, and (ii) state and federal Laws governing the offer and extension of credit, including, without limitation, consumer credit and usury laws, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and the USA PATRIOT Act; and (iii) all applicable Laws, regulations and orders related to the offer and sale of investments and insurance and advice related thereto.  Except as set forth on Schedule 2.1(x), neither the Companies nor any of their Subsidiaries has received any communication from any Governmental Authority asserting that it is not in compliance with any Law.

(z)           Except as set forth on Schedule 2.1(z), neither of the Companies is a party to or subject to any order, decree (including without limitation consent decree), judgment, memorandum of understanding or similar agreement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Authority charged with its supervision or regulation or their respective activities, and neither of the Companies has been advised by any

Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter, supervisory letter or similar submission.

(aa)           The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the internal accounting controls otherwise comply with all applicable federal and state banking, securities and other applicable Laws, including the Foreign Corrupt Practices Act and the FDIA.  Since the end of its most recent audited fiscal year, there has been (x) no material weakness in the Companies’ internal control over financial reporting (whether or not remediated) and (y) no change in the Companies’ internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Companies’ internal control over financial reporting.

(bb)           Neither of the Companies, nor, to the knowledge of the Companies, any employee, agent or representative thereof, has, directly or indirectly, (i) made any unlawful contribution to any candidate for political office, or failed to disclose fully any contribution in violation of law or (ii) made any payment to any federal, state, local or foreign governmental official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof or applicable foreign jurisdictions.

(cc)           In the ordinary course of business, the Companies periodically review the effect of Environmental Laws (as defined below) on their business, operations and properties, in the course of which it identifies and evaluates associated costs and liabilities (including any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any Permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).  On the basis of such reviews and the amount of its established reserves, the Companies have reasonably concluded that such associated costs and liabilities have not had and will not have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 2.1(cc), the Companies and their Subsidiaries are (i) in compliance with all applicable federal, state, local and foreign Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all Permits required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such Permit, except where such noncompliance with Environmental Laws or, the failure to receive or to comply with the terms and conditions of any required Permits, has not had and will not have, individually or in the aggregate, a Material Adverse Effect.  Neither the Companies nor any of their Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.  Neither the Companies nor any of their Subsidiaries owns, leases, operates or occupies any property that appears on any list of hazardous or superfund sites compiled by any Governmental Authority and none of them previously owned, leased, operated or occupied any such property.

(dd)           Each of the Companies and their Subsidiaries owns and has full right, title and interest in and to, or has valid licenses to use, each trade name, trademark, service mark, patent, copyright, approval, trade secret and other similar rights (collectively “Intellectual Property”) under which it conducts its business, and neither of them has created or suffered any Lien on, waived or released any rights to or granted any right or license with respect to, any such Intellectual Property, except where the failure to own or obtain a license or right to use or any grant of such right or license, has not and will not have a Material Adverse Effect.  There is no claim pending against either of the Companies or their Subsidiaries with respect to any Intellectual Property and neither of the Companies nor any of their Subsidiaries has received notice or otherwise become aware that any Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party. Neither of the Companies nor any of their Subsidiaries has become aware that any material Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party.

(ee)           The Companies and their Subsidiaries maintain insurance on their respective properties and businesses, including business interruption and directors and officers’ insurance with insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and neither of the Companies nor any of their Subsidiaries has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a comparable cost to that currently paid.

(ff)           ii) The Companies, their Subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) maintained, funded, operated and administered by the Companies or their ERISA Affiliates are in compliance with ERISA and all other applicable state and federal laws that relate to employee benefit plans. “ERISA Affiliate” means, with respect to the Companies and their Subsidiaries, any member of any group or organization described in Sections 414(b), (c), (m) or (o) of the Code, of which the Companies or any of their Subsidiaries is a member.    Each “employee benefit plan” established or maintained by the Companies, their Subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification.  None of the Companies, their Subsidiaries nor any of their ERISA Affiliates sponsor, maintain or contribute to (and no such Company, Subsidiary or ERISA Affiliate has ever sponsored, maintained or contributed to) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 430 or 412 of the Code, any “multiemployer plan” as defined in Section 3(37) of ERISA, or any “multiple employer plan” subject to Section 4063 of 4064 of ERISA.

(ii)           Except as set forth on Schedule 2.1(ee)(ii), neither the Companies nor any of their Subsidiaries is a party to any employment, severance, or non-compete agreements with any party.  Except as set forth on Schedule 2.1(ee)(ii), none of the execution of this Agreement, the Shareholder Approval or consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, will (A) entitle any current or former employee or any current or former director or independent contractor of the Companies or any of their Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan (as defined below), or result in or trigger any action that does not comply with Section 409A of the Code and the regulations promulgated thereunder, (C) result in any breach or violation of, or a default under, any Benefit Plan, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by the Companies under Section 162(m) of the Code when paid.  As used herein, the term “Benefit Plan” shall mean any “employee benefit plan”, any severance, employment or change in control agreement or similar arrangement, any fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, incentive or bonus plans, programs, policies or arrangements.

(gg)           The Companies and their Subsidiaries have complied in all material respects with applicable wage and hour determinations issued by the U.S. Department of Labor under the Service Contract Act of 1965 and the Fair Labor Standards Act in paying its employees’ salaries, wages, overtime, fringe benefits and other compensation for the performance of work or other duties, and have complied in all material respects with the requirements of the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964 (Title VII), the National Labor Relations Act, the Vietnam Era Veteran’s Readjustment Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, and federal, state and local labor laws, each as amended, except where the failure to comply with any such requirements has not, and is not reasonably expected to have, a Material Adverse Effect.  No labor dispute with employees of the Companies or any of their Subsidiaries exists or, to the knowledge of the Companies, is imminent, and neither of the Companies is aware of any existing or imminent labor disturbance by the employees of any of its or any Subsidiary’s principal suppliers, vendors, customers or contractors which, in either case, may reasonably be expected to result in a Material Adverse Effect.  No labor dispute or disturbance with employees of the Companies or any of their Subsidiaries exists or, to the knowledge of the Companies, is contemplated or threatened, and neither of the Companies is aware of any existing or imminent labor disturbance by the employees of any of the Companies’ principal suppliers, vendors, counterparties, customers or contractors which, in either case, may reasonably be expected to result in a Material Adverse Effect.

(hh)           Neither of the Companies nor any of their Subsidiaries has any contract, arrangement or understanding with any investment broker, finder or similar agent with respect to the transactions contemplated by this Agreement, except as set forth on Schedule 2.1(hh).

(ii)           The Board of Directors of Patriot has taken all necessary action to ensure that Sections 33-841 and 33-844 of the Connecticut Business Corporation Act, and any other similar “moratorium,” “control share,” “fair price,” “takeover”, or “interested shareholder” laws or provisions, and any “poison pill” or “rights plan”, do not and will not apply to this Agreement, any of the transactions contemplated hereby or to the Investor or any of its affiliates generally following the Closing.

(jj)           Each of the Companies and their Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien or other restriction of any kind, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Companies and any of their Subsidiaries and except for such defects in title or Liens, claims, charges, options, encumbrances, mortgages, pledges or security interests or other restrictions of any kind that would not constitute a Material Adverse Effect; such securities are valued on the books of the Companies and their Subsidiaries in accordance with GAAP.

(kk)           Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than employee stock options) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Companies or their Subsidiaries or for the account of a customer of the Companies or their Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practice and applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed to be financially responsible at the time.  Each of the Companies and their Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, except for such breaches, violations, defaults or allegations that would not constitute a Material Adverse Effect.

(ll)           Neither of the Companies are the subject of any pending or threatened bankruptcy, insolvency, receivership, conservatorship or similar proceedings (“Bankruptcy Proceedings”); and the Companies shall not commence any Bankruptcy Proceeding.

(mm)           The Patriot Common Stock is in compliance with all the requirements of Nasdaq for continued listing of the Patriot Common Stock thereon.  Patriot has taken no action designed to, or reasonably likely to have the effect of, terminate the registration of the Patriot Common Stock under the 1934 Act or de-listing the Patriot Common Stock from Nasdaq, nor has Patriot received any notification that the SEC is contemplating terminating such registration or listing.

(nn)           Except with respect to claims arising under or relating to that certain Standstill Agreement entered into by the parties on December 4, 2009, none of the Companies has any claim against the Investor and/or any of its affiliates, Subsidiaries, parent entities, members or managers or their respective officers, directors, members, managers or agents, nor are any of the Companies aware of the basis for any such claim.

2.2                      Disclosure».  The Companies have provided the Investor with all the information that it has requested.  None of such information nor this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

3.           Representations and Warranties of the Investor».  The Investor hereby represents, warrants and covenants that the Investor:

(a)           is a limited liability company duly organized validly existing and in good standing under the laws of the State of Delaware.

(b)           has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception and subject to the fact that the indemnification and contribution provisions may be limited by virtue of public policy under federal and state securities and banking laws.

(c)           except for filings of applications or notices with, and approvals or waivers by, the Federal Reserve, the consummation by the Investor of the transactions contemplated hereby does not (i) require any consent, approval, authorization or other order of or registration or filing with, any Governmental Authority or any third party, (ii) conflict with or will conflict with or constitutes or will constitute a breach of, or a default under, the organizational documents of the Investor, or (iii) violate any Law applicable to the Investor or any of its properties or the properties of any Subsidiary, except for such conflicts, breaches, defaults or violations that will not, individually or in the aggregate, result in a material adverse effect.  As of the date hereof, the Investor is not aware of any reason why the approvals set forth above and referred to in Sections 4.5 and 4.7 will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 4.7.

(d)           confirms that the Common Securities to be received by it will be acquired for such Investor’s own account, and not with a view to the distribution of such Common Securities.

(e)           is an investor in securities of financial services companies and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the securities to be sold in accordance with this Agreement.

(f)           is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the 1933 Act.

(g)           has independently evaluated its investment decision; followed its own investment procedures; conducted diligence and received information it needs for an informed decision.

(h)           understands that the Common Securities it is purchasing as contemplated hereby are “restricted securities” under the federal securities laws and that such securities may be resold without registration under the 1933 Act only in certain limited circumstances.  In the absence of an effective registration statement covering the securities or an available exemption from registration under the 1933 Act, the Common Securities must be held indefinitely.  In this connection, the Investor represents that it is familiar with SEC Rule 144 and Rule 144A, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

(i)          (i)           agrees to the imprinting, so long as is required by this Section 3(i), of a legend on any of the Common Securities purchased pursuant to this Agreement in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(ii)           certificates evidencing the Common Securities purchased pursuant to this Agreement shall not contain any legend (including the legend set forth in Section 3(i)(i)), (x) while a registration statement covering the resale of such security is effective under the 1933 Act, or (y) following any sale of such securities pursuant to Rule 144 (or any successor rule), or (z) if such securities are eligible for sale under Rule 144(k) (or any successor rule).  Patriot shall cause its counsel to issue a legal opinion to Patriot’s transfer agent if required by such transfer agent to effect the removal of the legend hereunder.  Patriot agrees that at such time as such legend is no longer required under this Section 3(i)(ii), it will, no later than three business days following the delivery by the Investor to Patriot, or its respective transfer agent, of a certificate representing securities issued with a restrictive legend, deliver or cause to be delivered to the Investor a certificate representing such securities that is free from all restrictive and other legends.  Patriot may not make any notation on its records or give instructions to any transfer agent of Patriot that enlarge the restrictions on transfer set forth in this Section.

(iii)           agrees that the removal of the restrictive legend from certificates representing Common Securities purchased pursuant to this Agreement as set forth in this Section 3(i) is predicated upon Patriot’s reliance that the Investor will sell any Common Securities purchased pursuant to this Agreement pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

(j)           does not and, to Investor’s knowledge, none of its affiliates or associates (as such terms are defined under Rule 12b-2 of the 1934 Act), own beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Patriot Common Stock, provided, however, that nothing set forth herein shall limit or restrict any existing shareholders of any of the Companies from directly or indirectly acquiring additional shares of Patriot Common Stock pursuant to the transactions contemplated by this Agreement.

(k)           Except with respect to (i) claims arising under or relating to that certain Standstill Agreement entered into by the parties on December 4, 2009, and (ii) that certain civil action pending in the Connecticut Superior Court, captioned as PNBK Holdings LLC and Michael A. Carrazza v. Patriot National Bancorp, Inc. and Patriot National Bank, Docket No.: FST-CV-09-6002166-S, Investor has no claim against the Patriot or the Bank, and/or any of their respective affiliates, Subsidiaries, parent entities, officers or directors, nor is Investor aware of the basis for any such claim.

4.           Conditions to Investor’s Obligations at Closing».  The obligations of the Investor under Section 1.1 of this Agreement are subject to the fulfillment and satisfaction on or before the Closing of each of the following conditions, the waiver of which shall not be effective unless the Investor consents in writing thereto:

4.1                      Representations and Warranties».  The representations and warranties of the Companies contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2                      Performance».  Each of the Companies shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3                      Compliance Certificate».  Each of the Companies shall deliver to the Investor at Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4           Secretary’s Certificate».  The Secretary of each of the Companies shall deliver to the Investor at Closing a certificate stating that the certificate of incorporation, bylaws, or other organizational documents and resolutions attached thereto are true and correct, and shall certify to such other matters as the Investor may reasonably request.

4.5                      Shareholder Approval; Other Consents».  (a) Patriot shall have obtained Shareholder Approval, (b) Patriot shall have received all consents or approvals of, or provided all notices to, or declarations or filings with any third party required under any Material Contract or Permit which are necessary in connection with the consummation of the transactions contemplated by this Agreement, and (c) the Common Securities to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Market, subject only to notice of issuance, and Nasdaq shall not have objected to the consummation of the transactions contemplated hereby.

4.6                      Proceedings and Documents».  All corporate and other proceedings in connection with the transactions contemplated at the Closing shall have been executed and delivered by the respective parties thereto in form and substance reasonably satisfactory to the Investor and all other documents, instruments and agreements reasonably requested by the Investor shall have been executed and delivered to the Investor.

4.7                      Regulatory Approvals».  (a) The applications of each of the Investor, PNBK Sponsor LLC, a Delaware limited liability company and sole managing member of the Investor (the “Managing Member”), and Michael A. Carrazza ("Carrazza") to acquire and control (directly or indirectly) the Common Securities and, with respect to the Investor and the Managing Member, to become bank holding companies under the BHC Act, shall each be approved by the Federal Reserve, all other regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained, and all approvals referenced in this Section 4.7 shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (b) no such approvals referenced in this Section 4.7 shall include any condition or requirement that, individually or in the aggregate, would reduce the benefits of the transactions contemplated by this Agreement to the Investor, the Managing Member or Carrazza in so significant a manner that the Investor, in its sole discretion, would not have entered into this Agreement had such condition or requirement been known at the date hereof (any such condition or requirement, a "Burdensome Condition").

4.8           Appointment of Directors and Officers».  Subject to any applicable Federal regulatory approvals and the Companies’ internal corporate governance policies, which in each case the Companies’ shall use reasonable best efforts to promptly obtain and comply with, the Companies shall have caused each of the Boards of Directors of the Companies to have taken all corporate actions necessary to effectuate the election of Carrazza as Chairman of the Board of Directors of Patriot and a director of the Bank, effective as of the Closing Date. If prior to the Closing Date the Investor provides written request that any additional individuals be elected or appointed, as applicable, to any of the Boards of Directors of the Companies or as an officer to any of the Companies, subject to any applicable Federal regulatory approvals and the Companies’ internal corporate governance policies, which in each case the Companies’ shall use reasonable best efforts to promptly obtain and comply with, the Companies shall have caused all such additional individuals to be elected or appointed, as applicable, to the specified Board(s) of Directors and/or officerships, effective as of the Closing Date.

4.9           Resignation of Directors and Officers».  It is the intention of the Investor to meet with the executive officers and directors of Patriot as soon as reasonably practicable following the execution hereof to discuss potential opportunities for such individuals to continue to be actively involved with Patriot following the Closing Date.  If requested by Investor, Patriot shall have secured the written resignations, effective as of the Closing Date, from the following (a) directors of Patriot:  Charles F. Howell, Robert F. O’Connell, Philip W. Wolford, John J. Ferguson, John A. Geoghegan, L. Morris Glucksman, Michael F. Intrieri and Raymond B. Smyth (or any replacement for any of the foregoing); (b) directors of the Bank:  Charles F. Howell, Robert F. O’Connell and Philip W. Wolford (or any replacement for any of the foregoing); (c)

officers of Patriot: Angelo De Caro, Charles F. Howell, Philip W. Wolford and Michael A. Capadonno (or any replacement for any of the foregoing); and (d) officers of the Bank: Charles F. Howell (or any replacement therefor); (e) directors of Pinpat Acquisition Corporation: Charles F. Howell (or any replacement therefor); and (f) officers of Pinpat Acquisition Corporation: Charles F. Howell (or any replacement therefor).

4.10           Change of Control Agreements».  Patriot and the Bank shall have obtained an executed change of control waiver from each of Robert F. O’Connell, Angelo De Caro, Philip W. Wolford, Charles F. Howell and Martin G. Noble and shall use best efforts to obtain an executed change of control waiver from Barbara M. Budnick, to the extent any change of control agreement remains in effect, and has not been terminated for any reason, on the Closing Date.  Such waiver shall be in a form and substance reasonably satisfactory to Investor and will provide for a waiver of any right of payment, any claim or any other compensation relating to any change of control or similar agreement and with regard to the transactions contemplated by this Agreement.

4.11           Management and Consulting Agreement».  Patriot and the Managing Member shall have executed and delivered a management and consulting agreement pursuant to which the Managing Member shall provide management and consulting services to Patriot, the terms of which shall be negotiated in good faith by the parties thereto, which management and consulting agreement shall be effective as of the Closing Date.  Additionally, if requested by Investor and Charles F. Howell, Patriot and the Bank shall have entered into a consulting agreement with Mr. Howell on terms agreeable to Investor and Mr. Howell.

4.12           Financing».  The Investor shall have successfully completed the Offering (as defined below).  As used herein, the Investor shall have “successfully completed” the Offering if the Investor has raised net proceeds in an amount equal to the aggregate purchase price set forth in Section 1.1 above, as may be adjusted as provided therein.

4.13           Opinions of Counsel to the Companies».  The Investor shall have received from counsel to the Companies, an opinion, dated as of the Closing, as to the matters specified in Exhibit A hereto.

4.14           Threatened or Pending Proceedings».  No proceedings shall have been initiated or threatened by any Governmental Authority or any other third party seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby or which would reasonably be expected to result in a Material Adverse Effect.

4.15           Certificate of Incorporation».  Patriot shall have filed with the Secretary of State of the State of Connecticut a certificate of amendment to its certificate of incorporation, in a form approved by the Investor reducing the par value per share of Patriot Common Stock from $2.00 per share to $0.01 per share.

5.           Conditions to the Obligations of the Companies at Closing».  The obligations of the Companies under Section 1.1 of this Agreement are subject to the fulfillment and satisfaction on or before the Closing of each of the following conditions, the waiver of which shall not be effective unless the Companies consent in writing thereto:

5.1           Representations and Warranties».  The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

5.2           Performance».  The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3            Payment of Purchase Price».  The Investor shall have delivered in immediately available funds the purchase price for the Common Securities specified in Schedule A hereto, as may be adjusted pursuant to Section 1.1 hereof.

5.4           Shareholder Approval».  Patriot shall have obtained Shareholder Approval.

5.5           Regulatory Approvals».  The applications of each of the Investor, the Managing Member, and Carrazza to acquire and control (directly or indirectly) the Common Securities and, with respect to the Investor and the Managing Member, to become bank holding companies under the BHC Act, shall each be approved by the Federal Reserve, all other regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained, and all approvals referenced in this Section 5.5 shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

5.6           Compliance Certificate».  The Investor shall deliver to the Companies at Closing a certificate stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.7           Threatened or Pending Proceedings».  No proceedings shall have been initiated or threatened by any Governmental Authority or any other third party seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby or which would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

6.           Covenants.

6.1                      Affirmative Covenants».

(a)           Subject to the terms and conditions of this Agreement, each of the Companies and the Investor agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Sections 4 and 5 hereof, as applicable, and shall cooperate fully with the other parties hereto to that end.

(b)           (i) Patriot agrees to take, in accordance with applicable laws and regulations and its certificate of incorporation and bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval of (A) an amendment to Patriot’s certificate of incorporation reducing the par value per share of Patriot Common Stock from $2.00 per share to $0.01 per share, (B) an amendment to Patriot’s certificate of incorporation increasing the number of authorized shares of common stock to a number sufficient to satisfy all issuances required or contemplated by this Agreement, including without limitation those set forth in Sections 1.1 and 6.1(m), and (C) this Agreement and the issuance of the Common Securities contemplated hereby for purposes of Nasdaq Rule 5635 or any successor rule thereto (including any adjournment or postponement, the “Patriot Meeting”).  Except with the prior approval of the Investor, no other matters shall be submitted for the approval of the Patriot shareholders at the Patriot Meeting.  The Patriot Board of Directors shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (1) withdraw, modify or qualify in any manner adverse to the Investor such recommendation or (2) take any other action or make any other public statement in connection with the Patriot Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.1(b)(ii).  Notwithstanding any Change in Recommendation, the proposals set forth in subclauses (A) and (B) above shall be submitted to the shareholders of Patriot at the Patriot Meeting for the purpose of approving such proposals and any other matters required to be approved by Patriot’s shareholders for consummation of the transactions contemplated hereby.

(ii)           Notwithstanding the foregoing, Patriot and the Patriot Board of Directors shall be permitted to effect a Change in Recommendation if and only to the extent that:  (A) Patriot shall have complied in all material respects with Section 6.1(b)(i) hereof; (B) the Patriot Board of Directors, after consulting with its outside legal and financial advisors, shall have determined in good faith that failure to do so would breach, or would reasonably be expected to result in a breach of, the Patriot Board of Directors’ fiduciary duties under applicable law; and (C) if the Patriot Board of Directors intends to effect a Change in Recommendation following an Acquisition Proposal (defined below), (x) the Patriot Board of Directors shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by the Investor pursuant to subclause (z) below, that such Acquisition Proposal constitutes a Superior Proposal (defined below), (y) Patriot shall notify the Investor, at least five business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to the Investor a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (z) prior to effecting such a Change in Recommendation, Patriot shall, and shall cause its financial and legal advisors to, during the period following Patriot’s delivery of the notice referred to in clause (y) above, negotiate with the Investor in good faith for a period of up to five business days (to the extent the Investor desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c)           (i)           Each of the Companies and the Investor shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental

Authorities necessary to consummate the transactions contemplated by this Agreement.  Each of the Companies and the Investor shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that the Companies shall not be entitled to review or receive the confidential portions of such written information submitted by or on behalf of the Investor, the Managing Member or Carrazza, or the affiliates thereof.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party shall keep the other parties apprised of the status of material matters relating to completion thereof.  Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be required to take any action hereunder that would result in the imposition of any Burdensome Condition.

(ii)           Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers, shareholders, members and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

(d)           (i)           The Companies agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Investor and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Closing Date to the books, records (including, without limitation, Tax returns and work papers of independent auditors), systems, properties, personnel and advisors of the Companies and to such other information relating to the Companies as the Investor may reasonably request and, during such period, the Companies shall furnish promptly to the Investor (A) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (B) all other information concerning the business, properties and personnel of the Companies as the Investor may reasonably request.

(ii)           During the period from the date of this Agreement to the Closing Date, the Companies shall, upon the request of the Investor, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the Investor regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated by this Agreement.  As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), the Companies will deliver to the Investor its consolidated balance sheet and consolidated statements of operations, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, the Companies will deliver to the Investor its consolidated balance sheet and consolidated statements of operations, changes in shareholders’ equity and cash flows for such year prepared in accordance with GAAP.  Within 15 days after the end of each month, the Companies will deliver to the Investor a consolidated balance sheet and consolidated statements of operations, without related notes, for such month prepared in accordance with GAAP.

(iii)           No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(iv)           The Companies shall allow a representative of the Investor to attend, as an observer, all meetings of the Boards of Directors, and committees thereof, of the Companies as well as all meetings of the Board of Directors, and committees thereof, for each of its Subsidiaries (including, without limitation, loan committee meetings), except that no representative of the Investor will be entitled to attend, or be entitled to receive any materials with respect to, the confidential portion of any meeting in which the Companies’ Boards of Directors consider the transactions contemplated by this Agreement or an Acquisition Proposal or could jeopardize an attorney-client privilege (which determination is made after the Companies’ consultation with its outside counsel).  The Companies shall give reasonable notice to the Investor of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  Subject to the proviso in the first sentence above, the Companies shall also provide to the Investor all written agendas and meeting or written consent materials provided to the directors of the Companies and their Subsidiaries in connection with Board of Directors and committee meetings.

(v)           All information furnished pursuant to this Section 6.1(d) shall be subject to the provisions of the Confidentiality Agreement, dated as of March 10, 2009, between Patriot and Carrazza (the “Confidentiality Agreement”).

(e)           (i)           Each of the Companies agrees that it shall, and shall direct its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of the Companies thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction.  Subject to Section 6.1(q) hereof, from the date of this Agreement through the time of Closing, the Companies shall not, and shall cause their directors, officers or employees (and those of any their Subsidiaries) or any Representative retained by them (or any Subsidiary) not to, directly or indirectly through another Person, (A) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (B) provide any confidential information or data to any Person relating to any Acquisition Proposal, (C) participate in any communications, discussions or negotiations regarding any Acquisition Proposal, (D) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than the Investor or its affiliates, (E) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement, securities purchase agreement, share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (F) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Patriot Meeting, if the Patriot Board of Directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Patriot Board of Directors’ fiduciary duties under applicable law, Patriot may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.1(e)(i) that the Patriot Board of Directors determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to the Investor and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.1(e)(ii), (1) furnish information with respect to the Companies and their Subsidiaries to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by Patriot after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to the Investor, and (2) participate in discussions or negotiations regarding such a Superior Proposal.  For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of Patriot and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of debt or equity securities representing 5% or more of the voting power of Patriot or any of its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Patriot or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Patriot or any of its Subsidiaries, other than the transactions contemplated by this Agreement.  For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Patriot Common Stock then outstanding or all or substantially all of Patriot’s consolidated assets, which the Patriot Board of Directors determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of Patriot’s financial advisor (which shall be a nationally recognized investment banking firm) and outside counsel, (i) is substantially more favorable from a financial point of view to its shareholders than the transactions contemplated by this Agreement, (ii) is reasonably likely to be consummated on the terms set forth, (iii) will close no later than the scheduled Closing Date indicated by the Investor, and (iv) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Patriot Board of Directors, is reasonably likely to be obtained by such third party.

(ii)           In addition to the obligations of the Companies set forth in Section 6.1(e)(i), the Companies shall promptly (within 24 hours) advise the Investor orally and in writing of its receipt of any Acquisition Proposal (or any inquiry, of any type, which could lead to an Acquisition Proposal), provide copies of all proposals, offers, terms or any correspondences relating to an investment or Acquisition Proposal and keep the Investor informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to the Investor all materials provided to or made available to any third party pursuant to this Section 6.1(e) which were not previously provided to the Investor.

(iii)           Notwithstanding anything herein to the contrary, Patriot and the Patriot Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(iv)           The Companies agree that any violation of the provisions set forth in this Section 6.1(e) by any Representative of the Companies or their Subsidiaries shall be deemed a breach of this Section 6.1(e) by the Companies.

(v)           (1)           Without limiting any other rights or remedies available to Investor under this Agreement, at law and/or in equity, and without limiting any of this obligations of the Companies under this Section 6.1(e), in the event that any of the Companies receives a bona fide, written Acquisition Proposal not solicited in violation of Section 6.1(e)(i) that the Patriot Board of Directors determines in good faith constitutes a Superior Proposal, Patriot shall immediately deliver the Superior Proposal to Investor.  Upon the request of the Investor, Patriot shall furnish to Investor such additional information regarding the Superior Proposal and the maker thereof, including without limitation its principals, financial and business information and business experience, as Investor shall reasonably request.

 (2)           Without limiting any other rights or remedies available to Investor under this Agreement, at law and/or in equity, the Investor shall have the exclusive right for a period of thirty (30) days following its actual receipt of the Superior Proposal to purchase or otherwise acquire from the Companies, and the Companies shall have the obligation to transfer and sell to the Investor, the securities that are the subject of the Superior Proposal, upon the same terms and conditions stated therein.  In the event that the Investor so elects to purchase the securities as described in the preceding sentence,  the Investor shall have the right to designate the time, date and place of the closing of such transaction, provided that such closing shall occur within seventy-five (75) days following the date of its actual receipt of the Superior Proposal.

(f)           The Companies hereby agree that all transactions which are entered into after the date hereof by and among the Companies and their respective directors, officers and affiliates will comply with Sections 23A and 23B of the Federal Reserve Act and Federal

Reserve Regulation W and similar rules and regulations of and any agreements with, and commitments to, orders, rulings, directives and decrees of, the Regulatory Authorities.  All such transactions must be in writing on an arms’-length basis and on commercially reasonable terms no less favorable to (i) the Companies in the case of all transactions with any of them, or (ii) Patriot in the case of transactions with directors, officers and affiliates (other than the Bank), as compared to transactions with unaffiliated third parties.

(g)           The Companies will maintain accurate books and records and internal and disclosure controls as required by Law and to account for all transactions in accordance with United States generally accepted accounting principles.

(h)           The Companies and the Investor shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld.

(i)           At the next annual or at a special meeting of shareholders following the Closing Date, Patriot will take all necessary action to obtain shareholder approval to adopt a new performance-based stock compensation plan under which it may grant stock options, stock appreciation rights and/or restricted stock to key employees and directors of the Companies.

(j)           The Investor shall prepare or cause to be prepared confidential offering materials to be used in connection with the offer and sale in a private placement that is exempt from the registration provisions of the 1933 Act of membership interests in the Investor (the “Offering”), and the proceeds from such Offering will be used to fund the aggregate purchase price set forth on Schedule A hereto, subject to adjustment as set forth in Section 1.1 hereof.  The Companies shall, upon request, furnish the Investor with all information concerning the Companies and their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable to be included in such offering materials.  The Investor shall provide to the Companies a copy of the confidential offering materials for their review.

(k)           Prior to the Closing Date, Patriot and the Bank shall use commercially reasonable efforts (i) subject to Section 4.11, to enter into a consulting agreement with Charles F. Howell, and (ii) to enter into employment agreements with each of Robert F. O’Connell, Angelo De Caro, Barbara M. Budnick, Philip W. Wolford and Martin G. Noble, in form and substance reasonably satisfactory to the Investor.

(l)           Patriot and the Managing Member shall execute and deliver a management and consulting agreement pursuant to which the Managing Member shall provide management and consulting services to Patriot, the terms of which shall be negotiated in good faith by the parties thereto, and such management and consulting agreement shall be effective as of the Closing Date.

(m)           (4)           Subject to receipt of all applicable approvals, consents, waivers or non-objections from Governmental Authorities deemed necessary or advisable by the Patriot Board of Directors (whether before or after the Closing), including, without limitation, the receipt of one or more No-Action Letters from the SEC with respect to the issuance of shares of

Patriot Common Stock without registration in connection with the dividends contemplated by this Section 6.1(m), following the Closing Date, Patriot may pay one or more special stock dividend(s) of Patriot Common Stock (each, a “Special Dividend”) to Eligible Shareholders (as defined below), in accordance with, and subject to, the terms and conditions described below.  As used herein, “Eligible Shareholders” means the holders of Patriot Common Stock (excluding the Investor) as of the record date established by the Patriot Board of Directors in connection with the declaration and payment of each Special Dividend.

(ii)           The aggregate value of all Special Dividends which may be declared and paid shall be calculated based upon the dollar amount of actual Recoveries (as defined below) received by the Bank (the “Aggregate Dividend Amount”) during the period beginning after June 30, 2009 and ending on June 30, 2011 (the “Special Dividend Period”) from the charged off portion of Loans on the Bank’s books, on or prior to June 30, 2009 and as specified on Schedule 6.1(m)(ii) hereto.  As used herein, “Recoveries” shall mean actual cash collections, net of all fees and expenses, received prior to June 30, 2011 with respect to the charged off amounts of Loans identified in Schedule 6.1(m)(ii).

                                (iii)           The initial $1.0 million of the Aggregate Dividend Amount recovered during the Special Dividend Period (the "Initial Amount") shall be eligible to be paid to the Eligible Shareholders in the form of one or more Special Dividends and, thereafter, 50% of the remaining Aggregate Dividend Amount recovered during the Special Dividend Period (together with the Initial Amount, the "Distributable Amount") shall be eligible to be paid to the Eligible Shareholders in the form of one or more Special Dividends.  Each Special Dividend will be paid on a pro rata basis to the Eligible Shareholders based upon their respective holdings of Patriot Common Stock as of the record date for such Special Dividend.  The number of shares of Patriot Common Stock issuable pursuant to each Special Dividend shall be calculated by dividing (A) the Distributable Amount that has not already been paid as a Special Dividend by (B) the greater of (x) 75% of Patriot’s book value per share calculated on the last day of the calendar quarter in which the recovery was realized, or (y) $1.50, rounded to the nearest whole share.

By way of example and not limitation, the following is provided as an illustration of the calculation of a Special Dividend:

A= aggregate number of shares of Patriot Common Stock issuable as a Special Dividend;
W= $1.3 million in Recoveries during the period of June 30, 2009 and December 31, 2009;
X= the amount of Recoveries in excess of $1.0 million; and
Y= the greater of (i) 75% of Patriot’s book value per share calculated on the last day of the quarter in which the recovery was realized, or (ii) $1.50.  For purposes of this example, assume Patriot’s book value per share as of December 31, 2009 is $2.50.

A= ([W-X] + [X * .5]) ÷ Y
A= ($1.0 million + $150,000) ÷ 1.88
A= $1.15 million ÷ 1.88
A= 611,702

(iv)           Distributions of the Special Dividends, if any, will be made within 45 days following the last day of each fiscal quarter beginning with the first fiscal quarter end following the Closing Date (the “Payment Date”).  The aggregate amount of each Special Dividend will be based on the actual Recoveries during the quarter immediately preceding the Payment Date, except that the Special Dividend paid on the initial Payment Date will include amounts recovered between June 30, 2009 through the quarter end immediately preceding the initial Payment Date.

(v)           No certificates or scrip for fractional shares of Patriot Common Stock shall be issued in connection with the payment of a Special Dividend.  Any such fractional shares shall be eliminated by rounding up to the next whole number of shares payable pursuant to a Special Dividend, if any.

(vi)           Notwithstanding any provision of this Agreement to the contrary, the parties hereto understand and acknowledge that the Investor is not legally obligated to provide or cause Patriot to provide the Special Dividend; provided, however, that, subject to Section 6.1(m)(i), the Investor agrees to take or cause to be taken all actions reasonably required to cause the Special Dividend to be provided in accordance with this Section 6.1(m).  Neither Patriot nor the Bank may seek to terminate this Agreement to the extent that the Governmental Authorities do not provide the requisite approvals, consents, waivers or non-objections to payment of the Special Dividends contemplated by this Section 6.1(m) in connection with the Closing of the transactions contemplated by this Agreement.  To the extent that the applicable Governmental Authorities withdraw, revoke or otherwise modify any such approvals, consents, waivers or non-objections to the Special Dividends, Patriot may discontinue the payment of such Special Dividends at any time.  The parties hereto expressly acknowledge that the provisions of this Section 6.1(m) are not intended to create any enforceable rights by either Patriot, the Bank, the shareholders of Patriot, or any third parties as to the Investor, Patriot or the Bank.

(vii)           In the event of any stock split, reverse stock split, stock dividend (excluding a Special Dividend), reorganization, reclassification, combination, recapitalization or other like change with respect to the Patriot Common Stock occurring during the Special Dividend Period, all references in this Section 6.1(m) to specified numbers of shares of Patriot Common Stock affected thereby, and all calculations provided for that are based upon numbers of shares of Patriot Common Stock affected thereby, shall be equitably adjusted to the extent necessary to provide the Eligible Shareholders with the same economic effect as contemplated by this Section 6.1(m) prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(n)           The Companies agree to provide the Investor with such reports, financial statements and findings which demonstrate to Investor's satisfaction that under 12 CFR part 225 and other applicable laws, with respect to the securities issued pursuant to:  (a) the Amended and Restated Declaration of Trust dated as of March 26, 2003 by and among U.S. Bank National Association, as Institutional Trustee, Patriot National Bancorp, Inc., as Sponsor, and Robert F. O’Connell, Charles F. Howell and Philip W. Wolford, as Administrators, relating to (i) the Certificate Evidencing Floating Rate Capital Securities of Patriot National Statutory Trust I (the “Trust Capital Securities”); and (ii) the Certificate Evidencing Floating Rate Common Securities of Patriot National Statutory Trust I (the “Trust Common Securities”), and (b) the Indenture

dated as of March 26, 2003 between Patriot National Bancorp, Inc. (the “Holding Company”), as Issuer, and U.S. Bank National Association, as Trustee relating to the Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 (the “Corresponding Debentures”) (collectively, the "Trust Preferred Securities"), (1) the Companies are permitted to include the outstanding balance of the funds derived by the Companies from such Trust Preferred Securities in their Tier 1 capital; (2) the Companies are in compliance with the limitations under applicable law with the limitations on the amount of the restricted core capital elements (including the funds derived from such Trust Preferred Securities) which may be included in Tier 1 Capital and Tier 2 Capital (respectively); and (3) the Corresponding Debentures will be classified as indebtedness of the Holding Company for U.S. federal income tax purposes.

(o)           Patriot agrees to use its commercially reasonable efforts to timely file all periodic reports required under Sections 13(a), 15(d) and 14(a) of the 1934 Act and to maintain the listing of the Patriot Common Stock on the Nasdaq Global Market or other similar stock exchange.

(p)           Each of the Companies shall give prompt notice to the Investor of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or its Subsidiaries or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(q)           The Investor shall use reasonable efforts to provide to the Companies copies of non-binding Subscription Agreements, which shall be subject to such negotiations and modification as the Investor determines to be necessary or appropriate, or other commitment letters reasonably satisfactory to the Companies from investors who have agreed on a non-binding basis to participate in the Offering (each, an “Investor Letter”) representing an aggregate amount of at least (i) $20.0 million (the “Threshold Investment”) by March 5, 2010 (the “Threshold Investment Deadline”) and (ii) $35.0 million (the “Minimum Investment”) by March 31, 2010 (the “Minimum Investment Deadline”).  The Investor shall provide the Companies with regular communications between the date hereof and the Minimum Investment Deadline regarding its progress with respect to obtaining Investor Letter for the Threshold Investment and the Minimum Investment.  If the Investor is not able to provide Investor Letters representing the Threshold Investment by the Threshold Investment Deadline, the Investor shall provide written notice of the same to the Companies within two (2) business days following the Threshold Investment Deadline, together with a statement of the total amount of investments represented by Investor Letters, then the Companies and their Representatives may terminate by written notice to Investor their obligations and covenants set forth in Section 6.1(e)(i) hereof until such time as the Investor shall provide the Companies Investor Letters representing the Minimum Investment, in which case the obligations and covenants set forth in Section 6.1(e)(i) shall remain in full force and effect as to the Companies and their Representatives.  If the Investor is not able to provide Investor Letters representing the Minimum Investment by the Minimum Investment Deadline, the Investor shall provide written notice of the same to the Companies within two (2) business days following the Minimum Investment Deadline, together with a statement of the total amount of investments represented by Investor Letters, then the Companies and their Representatives may terminate by written notice to Investor their obligations and covenants set forth in Section 6.1(e)(i) hereof until such time as the Investor shall provide Investor Letters to the Companies representing the Minimum Investment, in which case the obligations and covenants set forth in Section 6.1(e)(i) shall remain in full force and effect as to the Companies and their Representatives.  Notwithstanding anything to the contrary contained herein, the Investor shall be entitled to receive any and all payments or fees payable to it pursuant to Section 7(b)(ii) hereof in the event that this Agreement is terminated by either the Investor or the Companies.

(r)           Patriot shall maintain its existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the Persons currently covered by Patriot’s existing policy) covering Persons who are currently covered by such insurance for a period of not less than six years following the Closing Date; provided, however, that in no event shall Patriot be obligated to expend an annual amount in excess of 200% of the annual premiums paid by Patriot as of the date hereof in order to maintain or provide such insurance coverage.

(s)           Patriot and the Investor shall enter into a registration rights agreement at or prior to closing in a form acceptable to the Investor granting customary demand and piggyback registration rights with respect to the Patriot Common Stock purchased pursuant to this Agreement.

6.2                      Negative Covenants of the Companies».  From the date hereof until the Closing, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Investor, which consent shall not be unreasonably withheld, delayed or conditioned, each of Patriot and the Bank will not, and will cause each of its Subsidiaries not to:

(a)           Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself the goodwill of its customers and others with whom business relations exist.

(b)           Other than as set forth on Schedule 2.1(c) and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any warrants, options, rights, convertible securities and other arrangements or commitments which obligate it to issue or dispose of any of its capital stock or other ownership interests or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options, warrants, rights, convertible securities and other similar arrangements.

(c)           (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Patriot capital stock other than dividends from wholly owned Subsidiaries to Patriot or another wholly owned Subsidiary of Patriot or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)           Subject to Sections 6.1(k) and (l), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of the Companies or any

Subsidiaries, or with any third party, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or that are made in the ordinary course consistent with past practice, both as to amount and timing, to non-executive personnel.

(e)           Hire any person as an employee of the Companies or any of their Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 6.2(e) and (ii) persons hired to fill any non-executive officer vacancies arising after the date hereof and whose employment is terminable at the will of the Companies or a Subsidiary, as applicable, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated by this Agreement or consummation thereof.

(f)           Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 6.2(f) or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Companies or their Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock, stock appreciation rights or other compensation or benefits payable thereunder.

(g)           Except for other real estate owned that is sold in the ordinary course of business consistent with past practices, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets (other than its “available for sale securities portfolio”), deposits, business or properties.

(h)           Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 6.2(p)), deposits or properties of any other Person.

(i)           Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $75,000 in the aggregate.

(j)           Amend the organizational documents of the Companies or of any Subsidiary or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k)           Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)           Except as otherwise permitted under this Section 6.2, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)           Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Companies or any of their Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Companies or any of their Subsidiaries of an amount which exceeds $25,000 and/or would impose any material restriction on the business of the Companies or any of their Subsidiaries or create precedent for claims that are reasonably likely to be material to the Companies and their Subsidiaries taken as a whole.

(n)           Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)           Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank or Federal Reserve borrowings that mature within one year and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(p)           (i) Except for government agency or government guaranteed mortgage-backed securities portfolios in the ordinary course of business consistent with past practice,  acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less or (ii) dispose of any debt security or equity investment.

(q)           (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which have (x) in the case of unsecured Loans made to any one borrower that are originated in compliance with the entity’s internal

Loan policies, a principal balance not in excess of $100,000, (y) in the case of Loans secured other than by real estate that are originated in compliance with the entity’s internal Loan policies, a principal balance not in excess of $1,000,000 and (z) in the case of Loans secured by real estate made to any one borrower that are originated in compliance with the entity’s internal Loan policies, a principal balance not in excess of $3,000,000; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity.

(r)           Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(s)           Make or change any material Tax election, settle or compromise any material Tax liability of the Companies or any of their Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of the Companies or any of their Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended tax return.

(t)           Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than the Investor) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(u)           Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

7.           Termination.

(a)           This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the time of Closing:

(i)           By the mutual consent in writing of the Investor and the Companies.

(ii)           Provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained herein, by the Investor or the Companies, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein (other than a breach of Section 6.1(e), which shall be the subject of Section 7(a)(vi) below), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach.

(iii)           By the Investor or the Companies, in the event that the transactions contemplated hereby are not consummated by May 31, 2010, except to the extent that the failure of such consummation by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 7(a)(iii) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(iv)           By the Investor or the Companies in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this

Agreement pursuant to this Section 7(a)(iv) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(v)           By either the Investor or the Companies, if Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Patriot Meeting or at any adjournment or postponement thereof.

(vi)           By the Investor if (A) either Patriot or the Bank shall have breached the provisions of Section 6.1(e) in any respect, (B) the Patriot Board of Directors shall have failed to make its recommendation referred to in Section 6.1(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Investor, or (C) Patriot shall have breached its obligations under Section 6.1(b) by failing to call, give notice of, convene and hold the Patriot Meeting in accordance with Section 6.1(b).

(vii)           By the Investor if there shall have occurred (A) any material adverse change in the business, financial condition, results of operations, or prospects of the Companies since the date of this Agreement, whether or not such material adverse change constitutes a Material Adverse Effect, or (B) any material claims (whether or not asserted in litigation) have been asserted against the Companies, in each of clauses (A) and (B), as determined in the sole discretion of the Investor; provided, however, in no event shall the items identified on Schedule 2.1(a) as expressly not constituting a Material Adverse Effect be grounds for termination under this Section 7(a)(vii).

(viii)           By the Investor if a tender offer or exchange offer for 25% or more of the outstanding shares of Patriot Common Stock is commenced (other than by the Investor), and the Patriot Board of Directors recommends that the shareholders of Patriot tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the 1934 Act.

(b)           (i)           In the event of termination of this Agreement pursuant to this Section 7, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (x) this Section 7(b), Section 6.1(d)(v) and Section 8 shall survive any termination of this Agreement and (y) notwithstanding anything to the contrary, neither the Investor nor the Companies shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(ii)           The parties hereto agree that in addition to the amounts set forth in Section 7(b)(iv) below, the Companies shall pay the Investor:

A.           without limiting Investor’s rights to the payment of additional amounts pursuant to the Break-Up Fee set forth in Section 7(b)(ii)C. below, the sum of $1.5 million if this Agreement is terminated by the Investor pursuant to Section 7(a)(ii) or (v), which amount shall be paid by the Companies to the Investor on the second business day following the termination of this Agreement; or

B.           the sum of $1.0 million if this Agreement is terminated by the Investor pursuant to Sections 7(a)(vii), which amount shall be paid by the Companies to the Investor on the second business day following the termination of this Agreement; or

C.           the sum of $3.5 million (the “Break-Up Fee”) if (I) the Investor has received Investor Letters representing the Minimum Investment on or prior to the Minimum Investment Deadline; provided, however, that if the Investor has not received Investor Letters representing the Minimum Investment as of such date, then the Break-Up Fee payable under this Section 7(b)(ii)C. shall be equal to the product of (y) $3.5 million and (z) the quotient of (aa) the aggregate amount of funds for which the Investor has received Investor Letters and (bb) the Minimum Investment; provided, further, that in no event shall the Break-Up Fee be less than $3.5 million if the obligation to pay the Break-Up Fee is triggered on or prior to March 5, 2010 and in no event shall the Break-Up Fee be less than $1.5 million if the obligation to pay the Break-Up Fee is triggered after March 5, 2010, and (II) this Agreement is terminated as follows:

(1)           If this Agreement is terminated by the Investor pursuant to Sections 7(a)(vi) or (viii), the Companies shall pay such amount to the Investor on the second business day following the termination of this Agreement; or

(2)           If this Agreement is terminated by (a) the Investor pursuant to Section 7(a)(ii), (b) pursuant to Section 7(a)(iii) and at the time of such termination no vote of the Patriot shareholders contemplated by this Agreement at the Patriot Meeting shall have occurred, or (c) pursuant to Section 7(a)(v), and an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Companies or the Boards of Directors thereof (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and, in the case of clauses (a) or (b), on or prior to the date of termination, or, in the case of clause (c), prior to the taking of the vote of the shareholders of Patriot contemplated by this Agreement at the Patriot Meeting, then (x) if within 12 months after such termination Patriot enters into an agreement with respect to a Control Transaction (as defined below), then the Companies shall pay to the Investor an amount equal to 75% of the Break-Up Fee (calculated pursuant to Section 7(b)(ii)(C)(I)) on the date of execution of such agreement (less any amount previously paid by the Companies pursuant to Section 7(b)(ii)(A) above) and upon consummation of any such Control Transaction at any time thereafter, the Companies shall pay to the Investor the remaining 25% of the Break-Up Fee (calculated pursuant to Section 7(b)(ii)(C)(I)) on the date of such consummation, and (y) if a Control Transaction is consummated otherwise than pursuant to an agreement with Patriot within

15 months after such termination, then the Companies shall pay to the Investor the amount payable pursuant to this Section 7(b) (calculated pursuant to Section 7(b)(ii)(C)(I)) (less any amount previously paid by the Companies pursuant to subclause (x) above) on the date of such consummation of such Control Transaction.

As used in this Agreement, a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of Patriot or the Bank or a majority of the assets or Patriot or the Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of Patriot or by any Person other than Patriot or its Subsidiaries of more than 50% of the voting power of the Bank or (iii) any merger, consolidation or other business combination transaction involving Patriot or any of its Subsidiaries as a result of which the shareholders of Patriot cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 7(b) shall be paid by wire transfer of immediately available funds to an account designated by the Investor.

(iii)           The Companies and the Investor agree that the agreement contained in paragraph (ii) above is an integral part of the transactions contemplated by this Agreement, that without such agreement the Investor would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Companies.  If the Companies fails to pay the Investor the amounts due under paragraph (ii) above within the time periods specified in such paragraph (ii), the Companies shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Investor in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided the Investor prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(iv)           Without limiting any of the obligations described in Section 7(b)(ii), in the event that the obligation to pay any fee or amount to Investor is triggered pursuant to Section 7 hereof, this Section 7(b)(iv) serves as joint written notice pursuant to Section 3 of that certain Standstill Agreement entered into by the parties on December 4, 2009 to the escrow agent to immediately release and deliver to Investor $400,000 plus all interest thereon (the “Escrowed Funds”).  Without limiting the foregoing, the undersigned hereby agree that in the event that the obligation to pay any fee or amount to Investor is triggered pursuant to Section 7 hereof, Investor may deliver to Escrow Agent (as such term is defined under that certain Escrow Agreement by and among PNBK HOLDINGS LLC, Michael A. Carrazza, Patriot National Bancorp, Inc. and Patriot National Bank and Webster Bank N.A. of even date hereof) the Joint Written Consent of Release of Escrow Funds attached hereto as Exhibit B, without further notice or obligation to the Companies, and none of the Companies nor any of their respective officers, directors or agents shall take any action to interfere with the immediate release to Investor of the Escrowed Funds held pursuant to such Escrow Agreement.   Notwithstanding anything to the contrary contained herein, in the event this Agreement is terminated pursuant to Section 7(a)(vii) and the Companies dispute Investor’s right to terminate under such section, the Escrowed Funds shall remain in escrow with the Escrow Agent until the first to occur of (a) such time as the Investor and the Companies mutually agree in writing to the release of the Escrowed Funds or (b) until such time as a court of competent jurisdiction orders the release of the funds from escrow to the Companies or the Investor, the parties acknowledging that the Escrowed Funds shall be released to Investor if such court determines that Investor is entitled to a termination fee as a result of termination under Section 7(a)(vii).

8.           Miscellaneous.

8.1                      Survival».  The representations and warranties of the Companies and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for such period of time as the applicable statute of limitations would apply to each such representation and warranty in question, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Companies.  The covenants of the Companies and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing in accordance with their terms.

8.2                      Successors and Assigns».  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including any transferees of any securities contemplated hereby); provided, however, that the Investor may not assign this Agreement without the prior written consent of the Companies.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3                      Notices».  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the address as set forth on the respective signature pages hereof or at such other address as such party may designate by ten days advance written notice to the other parties hereto.

8.4                      Expenses».  On the Closing Date, the Companies agree to pay to the Investor all of the Investor’s expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the Investor’s due diligence, legal, tax, consultant, and accounting expenses (less any payments received pursuant the Standstill Agreement dated December 4, 2009), and a closing fee, payable to the Managing Member, equal to 3% of the aggregate purchase price paid for the Common Securities pursuant to Section 1.1 hereof.

8.5           Entire Agreement».  Except as otherwise expressly provided herein, this Agreement (including the documents, agreements and instruments referred to herein or therein executed or delivered in connection with this Agreement) and the transactions contemplated hereby and thereby constitutes the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

8.6                      Amendments and Waivers».  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Companies and the Investor.

8.7                      Severability».  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8                      Governing Law; Arbitration».  Regardless of any conflict of law or choice of law principles that might otherwise apply, this Agreement shall be governed exclusively by the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by one arbitrator in an arbitration administered in Fairfield County, Connecticut, by the American Arbitration Association under its applicable Commercial Arbitration Rules and Mediation Procedures in effect at the time the claim is filed, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties agree that they shall be prepared to present their cases within 60 days of the filing of the claim, and that if the arbitrator is not able to schedule hearings within such time frame, that inability, by itself, shall be cause for removal of the arbitrator at the request of either party.  The parties agree that there may be depositions, and that the arbitrator shall have the sole authority to allow depositions.  The parties agree that the claimant in any arbitration shall have no more than three days to present its case, and the respondent shall have no more than a total of three days (combined) to cross examine and respond to the claimant's case in chief.  Any counterclaim shall be governed by the same time limit as the foregoing (i.e., the entire procedure, including any rebuttals by the claimant and counter-claimant, shall cover no more than twelve (12) days).  The parties agree that post-hearing briefs, if any, shall be filed no later than ten (10) days following the last day of testimony.  The arbitrator shall be asked to render a decision within ten (10) days following the closing of the hearing (i.e., the submission of post-hearing briefs).  The arbitrator, in making his or her decision, must strictly adhere to the contractual provisions of this Agreement, including without limitation, those relating to any rights or remedies upon any breach of any representation, warranty or covenant made herein.  The prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs.  Nothing herein shall preclude a party hereto from (a) seeking either injunctive relief in aid of arbitration or a prejudgment remedy to attach assets or secure an eventual arbitration award or (b) instituting legal action to confirm or enforce an arbitration award. the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York.

8.9                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.10                      Captions; Articles and Sections».  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

8.11                      Interpretations».  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise.  No party to this Agreement shall be considered the draftsman.  The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

8.12                      Enforcement of Agreement».  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13           No Third Party Beneficiaries».  Except for (a) the rights of the Managing Member to receive its closing fee under Section 8.4, which is expressly intended to be for the irrevocable benefit of, and shall be enforceable by, the Managing Member or its successors and assigns and (b) the indemnified parties’ rights under Section 9, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each such indemnified party and such Person’s successors, assigns, heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.           Indemnification.

(a)           In consideration of the Investor’s execution and delivery of this Agreement and performance of its obligations hereunder, and in addition to all of the Companies’ other obligations under this Agreement, the Companies shall defend, protect, indemnify and hold harmless the Investor and all of its shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Investor Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Companies in this Agreement or any other certificate, instrument or document contemplated hereby, (ii) any breach of any covenant, agreement or obligation of the Companies contained in this Agreement or any other certificate, instrument or document contemplated hereby or (iii) any cause of action, suit or claim brought or made against such Investor Indemnitee by a third party (including for these purposes a derivative action brought on behalf of Patriot) and arising out of or resulting from (x) the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby, or (y) the status of such Investor as an investor in Patriot.  To the extent that the foregoing undertaking by the Companies may be unenforceable for any reason, the Companies shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Notwithstanding the foregoing, the indemnification provided for in this Section 9(a) shall not apply to the Bank to the extent that such indemnification by the Bank constitutes a violation of any financial institution law or regulation applicable to the Bank, including if such indemnification constitutes a covered transaction under Section 23A of the Federal Reserve Act.

(b)           In consideration of the Companies’ execution and delivery of this Agreement and performance of its obligations hereunder, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless each of the Companies and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Patriot Indemnitees”) from and against any and all Indemnified Liabilities incurred by any Patriot Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (ii) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby.  To the extent that the foregoing undertaking by any Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective undersigned officers thereunto duly authorized.

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Execution Draft

Counterpart Signature Page to Securities Purchase Agreement
PATRIOT NATIONAL BANCORP, INC.
By: /s/ Angelo De Caro Name: Angelo De Caro Title: Chairman & CEO

Address: 900 Bedford Street Stamford, Connecticut 06901
PATRIOT NATIONAL BANK
By: /s/ Angelo De Caro Name: Angelo De Caro Title: Chairman

Address: 900 Bedford Street Stamford, Connecticut 06901
with copies to: William W. Bouton III Sarah M. Lombard Hinckley, Allen & Snyder LLP 20 Church Street Hartford, CT 06103

Counterpart Signature Page to Securities Purchase Agreement
INVESTOR: PNBK HOLDINGS LLC By: PNBK SPONSOR LLC, Its sole managing member By: /s/ Michael A. Carrazza Name: Michael A. Carrazza Title: Manager
Address: 885 Third Avenue, 28th Floor New York, NY 10022
with copies to: Eric J. Dale Robinson & Cole LLP 1055 Washington Boulevard Stamford, CT 06901-2249 Tel (203) 462-7500 Fax (203) 462-7599 edale@rc.com

SCHEDULE A

Investor	Number of shares of Common Securities to be purchased(1)	Purchase Price	Aggregate Purchase Price(1)
	33,333,333	$1.50	$50,000,000

TOTAL:			$50,000,000
____________
(1)           Subject to adjustment as provided in Section 1.1 of the Agreement.